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BRITE VOICE SYSTEMS GROUP LIMITED
STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT
This statement sets out the particulars of the terms and conditions upon which you are employed, as required by Section 1 of the Employment Protection (consolidation) Act 1978.

1.	Name of Employee:	Francis Sherlock

2.	Place of Employment:	Brite Voice Systems Group Brite Court Park Road, Gatley Cheshire, SK8 4HZ.

Or any other place of employment within the company’s UK operations from which the company reasonably requests you to conduct your employment.

3.	Duties

During the continuance of your employment, you shall perform such duties and exercise such powers as shall from time to time be reasonably and lawfully required of you in your position as Director of Customer Support; Eastern Hemisphere or such other duties as may be required from time to time and as may be within your skill and capability.

In the performance of your obligations you are required at all times to obey such instructions as may be given to you from time to time by the company and to comply with all policies and procedures of the Company currently in force and all Company rules from time to time.

4.	Date of commencement of employment:	t.b.c.

5.	Date of continuous employment for the purposes of statutory continuity:

n/a

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6.	Hours of Work

Your basic hours of work will be 37.5 hours per week. Your normal working hours will be subject to variation where necessary in the interest of the efficiency of the Company.

At times it is necessary for all or some of the staff to work overtime and, consequently, you will be expected and required to work such additional hours as are reasonable and necessary in the interests of the Company; this is taken into consideration in determining your conditions and level of salary.

7.	Pay

Your current salary and all particulars (including and changes) relating thereto are set out in your itemized salary slips. Your salary is paid direct to your bank account, monthly in arrears. Salaries are subject to annual review.

8.	Expenses

Brite re-imburses legitimate and approved business expenses as incurred and supported by receipts in accordance with its established expense policy.

9.	Holidays

(i) The holiday year runs from 1st January to 31st December and holidays accrue pro-rata throughout this period. Holidays cannot be carried forward after 31st December.

(ii) The basic holiday for all staff is 33 days per year comprising of 25 days or on a pro-rate basis of two days per complete calendar month worked plus 8 Statutory and Bank Holidays.

(iii) After 10 year’s Company Service, 3 additional days holiday will be granted. After 20 year’s Company Service a further 2 days making a total of 30 days holiday plus 8 statutory and Bank Holidays.

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	(iv)	If at the date of leaving your employment with the company you have not taken all your pro-rate holiday entitlement, you will normally receive payment in lieu. Except in the case of dismissal for gross misconduct, if you have not taken all your pro-rata holiday entitlement at the date of leaving your employment with the Company, you will receive pay in lieu of such entitlement. If you have taken more than your entitlement at the date of your leaving, you will be obliged to re-pay wages paid for such excess period. If your employment with the Company is terminated on the grounds of gross misconduct, you will not be entitled to any accrued holiday pay.

10.	Sickness, Absence and Payment

	(i)	Absence Notification

In the event of your becoming unfit for work, you must notify the Company as soon as possible on the first day of absence.

When you return to work you will be required to complete the company Self-Certificate Form. If you are absent for more than 7 days, you will be required to obtain a Medical Certificate from your doctor and forward it to the Human Resources Department. The above procedure must be followed in order to qualify for Company Sick Pay.

	(ii)	Sick Pay

Sick pay is determined as the full basic salary of the employee.

	(iii)	Duration

	(a)	The period for which sickness payment will be made will depend upon Service as follows:

		Less than one year’s service	6 weeks
		Over 1 year, but less than 2 years service	12 weeks
		Over 2 years, but less than 5 years service	18 weeks
		Over 5 years service	36 weeks

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(b) For the purpose of calculating service with the Company, the figure taken will be the length of service as at April 1st in the appropriate year.

(c) The periods of sick pay specified are related to a Tax year (April to march). In cases where continuous periods of sickness run into two Tax Years the total pay will not exceed the entitlement for the year on which the sickness started; any separate period of illness in the second Tax Year will be eligible for a new entitlement after a 6 week re-qualifying period.

Note

Where the absence due to sickness is attributable to the fault or negligence of a third party, any payments by the company by way of sick pay will be treated as a loan. This loan will be repayable if the employee is successful in action against a third party at fault.

(iv) Medical Examination

In the event of repeated or prolonged illness, or any question relating to your fitness to carry out your work, you will agree to submit yourself to a Medical Examination at company expense by a Medical Officer appointed by the Company.

11.	Pensions

After successful completion of any agreed probationary period, you will be invited to join the company subsidized pension scheme. The scheme is presented with Scottish Equitable, and has an option to opt out of SERPS. Employee contributions vary between 4-6% dependent on age. Full details are available from the Human Resources Department upon request.

A separate in-service life insurance is provided by the company which provides death benefits of 3 x basic salary plus 30% of salary pension payable to your spouse.

12.	Discipline

In any organisation it is essential that certain rules and mutual responsibilities exist for the smooth running of the Company as a whole.

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Your employment is subject to these rules. Any breach of the rules will lead to disciplinary action as described in the Company Disciplinary Procedure.

This document also describes your right to appeal against certain disciplinary action taken against you.

13.	Grievances

Any grievances relating to your employment should be raised in the first instance with your immediate Supervisor/Manager. If you have a grievance and you are dissatisfied with the outcome, you have the right to appeal to a Director of the Company and you have the right to be accompanied by an employee of your choice.

14.	Termination of Employment

	(i)	The length of notice you require to give to terminate your employment is 4 weeks unless you have been informed otherwise.

	(ii)	The length of notice you are entitled to receive is as follows:-

		Length of continuous service	Period of Notice

		Less than 4 years	4 weeks

		4-12 years	1 week for each complete year of continuous employment

		12 years and over	12 weeks

	(iii)	In the case of dismissal of gross misconduct, your employment may be terminated by the Company forthwith without payment other than the arrears of salary due.

	(iv)	Upon termination of your employment you will hand over to the Company before leaving the Company’s service, any property of the Company in your possession, including any Company vehicle, designs, drawings, data or any records relating to the Company’s activities.

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15.	Confidentially

You shall neither during your employment with the Company (save as required for the proper performance of your duties) nor after termination of your employment howsoever occasioned divulge to any person on any occasions any of the processes, intentions, trade secrets, accounts, finances, dealings or other confidential information which you may receive or obtain during your employment with the Company in relation to the business of the Company or any of its customers or clients.

16.	Inventions

Employees engaged in a technical capacity will be required to sign the Company’s Standard Form of Agreement relative to Inventions, Patents etc. if the Company in its absolute discretion considers this to be necessary.

17.	General

	1.	Employees must not, without the written consent of the Company (which would not be unreasonably withheld) directly or indirectly engage or be concerned or interested in any other trade business or undertaking of any kind. This shall not prelude the holding of shares in any Limited Company.

	2.	Any changes in name, address or marital status must be notified immediately to the Human Resources department at the Gatley offices.

	3.	Brite has adopted a non-smoking policy which you will be expected to observe within the offices.
THIS STATEMENT DOES NOT OF ITSELF CONSTITUTE A CONTRACT

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